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                                                                    EXHIBIT (12)

                        SUPERVALU INC. and Subsidiaries
                      Ratio of Earnings to Fixed Charges
                            For Fiscal Years Ended


(In thousands, except ratios)                1996      1995      1994        1993       1992
                                             ----      ----      ----        ----       ----

Earnings before income taxes            $267,692  $ 15,925  $294,080    $258,618   $322,840

Less undistributed earnings of ShopKo    (11,136)  (10,902)   (8,306)    (16,582)   (14,891)
                                        --------  --------  --------    --------   --------
Earnings before income taxes             256,556     5,023   285,774     242,036    307,949

Interest expense                         140,150   135,383   120,292      83,066     72,693

Interest on operating leases              17,059    18,204    17,288       6,661      2,732
                                        --------  --------  --------    --------   --------
                                        $413,765  $158,610  $423,354    $331,763   $383,374
                                        ========  ========  ========    ========   ========

Total fixed charges                      157,209   153,587   137,580      89,727     75,425
                                        ========  ========  ========    ========   ========

Ratio of earnings to fixed charges          2.63      1.03      3.08        3.70       5.08
                                        ========  ========  ========    ========   ========


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